LightPath Technologies Announces First Quarter 2012 Financial Results

Reports Revenue Increase of 21%, Backlog Growth of 32%

ORLANDO, FL -- (Marketwire - November 03, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH) (the "Company," "LightPath," or "we"), a global manufacturer, distributor and integrator of patented optical components and high-level assemblies, announced today its financial results for the first quarter ended September 30, 2011. Full details are available in the Company's Quarterly Report on Form 10-Q filed today with the SEC at www.sec.gov.

Highlights:

  Backlog scheduled to ship within the next 12 months was $4.20 million as of September 30, 2011, an increase of approximately $1.02 million from September 30, 2010 and $330,000 from June 30, 2011.
  Revenue for the first quarter of fiscal 2012 was $2.73 million as compared to $2.25 million in the first quarter of fiscal 2011.
  Gross margin was 40% for the first quarter of fiscal 2012 as compared to 37% for the first quarter of fiscal 2011.
  EBITDA for the first quarter of fiscal 2012 was income of approximately $71,000 compared to a loss of approximately $261,000 in the first quarter of fiscal 2011.
  Net loss for the first quarter of fiscal 2012 was approximately $198,000 compared to a net loss of approximately $853,000 for the first quarter of fiscal 2011.
  Unit shipment volume in precision molded optics was up 80% in the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "LightPath continued to improve its performance in the first quarter of fiscal 2012 as indicated by the revenue growth of 21%, backlog increase of 32% and a 3 percentage points improvement in gross margin. These improvements are due to our diverse products, which include newly developed products, allowing us to address new applications and serve multiple markets. While our traditional telecom revenue and industrial tool revenue were below our first quarter forecast, we offset this revenue shortfall by increased sales of our products in the defense and high speed telecom industries, particularity with our collimator and custom optics lines. We currently have more than 25 new lenses in development or customer qualification."

Mr. Gaynor continued, "Our backlog has continued to increase with first quarter bookings of $3.47 million and the first quarter was the third consecutive quarter of bookings greater than $3 million. Gross margin for the first quarter of fiscal 2012 was 40%, which is comparable to recent quarters and a 3 percentage point increase as compared to the first quarter of fiscal 2011. We used $235,000 of cash during the first quarter as we accelerated capital expenditures to ensure that we maintain our growth. Cash provided by operations was approximately $117,000."

Mr. Gaynor concluded, "Our focus is on growth. The first quarter of 2012 had the highest revenue level for any fiscal first quarter since fiscal 2007. We have multiple new lens developments in process that address applications across multiple markets including infrared applications. As we look forward, we believe we have positioned the Company for continued growth and success."

Financial Results for Three Months Ended September 30, 2011

Revenue for the first quarter of fiscal 2012 totaled $2.73 million compared to $2.25 million for the first quarter of fiscal 2011, an increase of 21%. The increase from the first quarter of the prior fiscal year was primarily attributable to higher sales volumes in precision molded optics, which accounted for 77% of our revenues. Our precision molded optics sales units were higher and our average selling price was higher due to the product mix change in the quarter's sales. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia, infrared lenses and collimators.

Our gross margin percentage in the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011 increased to 40% from 37%. Total manufacturing cost of $1.65 million was approximately $220,000 higher in the first quarter of fiscal 2012 compared to the same period of the prior fiscal year. This was due to higher sales volumes and higher labor costs related to higher sales volumes. Unit shipment volume in precision molded optics was up 80% in the first quarter of fiscal 2012 compared to the same period of the prior fiscal year. In the first quarter of fiscal 2012, 41% of our precision molded optics sales in units were of more expensive glass types, compared to 26% in the same period last year.

Direct costs, which include material, labor and services, increased to 29% of revenue in the first quarter of fiscal 2012, as compared to 27% of revenue in the first quarter of fiscal 2011, primarily due to labor costs. Labor costs at our Shanghai facility increased due to increases in the minimum wage and higher benefit costs. Overtime expense in Orlando and Shanghai was also higher during the quarter due to unexpected tool shortages caused by machine repairs combined with a planned machine conversion. The machine repairs and conversion are completed which has reduced the need for the overtime going forward. Product mix changes including increased sales of infrared lenses and collimators which have a higher material cost also contributed to the increase in direct costs.

During the first quarter of fiscal 2012, total operating costs and expenses decreased by approximately $10,000 to $1.29 million compared to $1.30 million for the same period in fiscal 2011. Selling, general and administrative expenses decreased by approximately $76,000 to $996,000 in the first quarter of 2012 compared to the first quarter of 2011. This decrease was due to lower investor relations expenses. We intend to maintain SG&A costs generally at current levels, with some increases expected for sales and marketing.

The net result of the higher cost of goods sold and lower total operating costs and expenses is a net operating loss of approximately $209,000 for the first quarter of fiscal 2012.

Interest expense was approximately $24,000 in the first quarter of fiscal 2012 as compared to $380,000 in the first quarter of fiscal 2011. This higher interest expense last year resulted from the accelerated conversion by certain investors of their debentures into common stock in the first quarter of 2011 which reduced the Company's debt obligation by $732,500. As the interest and debt issuance cost was amortized over the full life of the debenture, with the accelerated conversion approximately $200,000 of cost associated with the amount converted was expensed during the first quarter of fiscal 2011. The debentures issued in August 1, 2008 accounted for approximately all of the interest which accrues at 8% per annum, during the quarter ended September 30, 2011.

Net loss for the first quarter of fiscal 2012 was approximately $198,000 or $0.02 per basic and diluted common share, compared with to approximately $853,000 or $0.09 per basic and diluted per common share for the same period in fiscal 2011. Weighted-average basic shares outstanding increased to 9,746,107 in the first quarter of fiscal 2012 compared to 9,011,214 in the first quarter in fiscal 2011 primarily due to the issuance of shares of common stock related to the conversion of debentures in fiscal 2011.

Cash and cash equivalents totaled approximately $694,000 at September 30, 2011. Total current assets and total assets at September 30, 2011 were $4.89 million and $7.50 million compared to $4.61 million and $7.12 million, respectively, at June 30, 2011. Total current liabilities and total liabilities at September 30, 2011 were $1.97 million and $3.49 million compared to $1.53 million and $3.09 million, respectively, for June 30, 2011. As a result, the current ratio as of September 30, 2011 decreased to 2.49 to 1 compared to 3.01 to 1 as of June 30, 2011. Total stockholders' equity at September 30, 2011 totaled $4.00 million compared to $4.03 million at June 30, 2011.

As of September 30, 2011 our backlog of orders scheduled to ship in the next 12 months, was $4.20 million compared to $3.87 million as of June 30, 2011.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, November 10th at 4:00 p.m. ET to discuss the Company's financial and operational performance for the first quarter and fiscal year 2012.

Conference Call Details
Date: Thursday, November 10, 2011
Time: 4:00 p.m. (ET)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                        LIGHTPATH TECHNOLOGIES, INC.
                                   EBITDA

                                                       (Unaudited)
                                                   Three months ended
                                                      September 30,
                                                  2011            2010
                                             --------------  --------------

Net Loss                                     $     (198,447) $     (852,950)
Depreciation and amortization                       245,438         211,543
Interest expense                                     24,220         380,510
                                             --------------  --------------
  EBITDA                                     $       71,211  $     (260,897)
                                             ==============  ==============

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                (unaudited)
                                               September 30,    June 30,
                    Assets                         2011           2011
                                              -------------- --------------
Current assets:
  Cash and cash equivalents                   $      693,748 $      928,900
  Trade accounts receivable, net of allowance
   of $7,245 and $7,245                            2,069,979      1,833,044
  Inventories, net                                 1,818,189      1,622,637
  Other receivables                                       --         30,943
  Prepaid interest expense                            72,500          7,250
  Prepaid expenses and other assets                  233,634        189,630
                                              -------------- --------------
    Total current assets                           4,888,050      4,612,404
  Property and equipment, net                      2,483,029      2,373,022
  Intangible assets, net                              92,916        101,133
  Debt costs, net                                      6,380          7,180
  Other assets                                        27,737         27,737
                                              -------------- --------------
      Total assets                            $    7,498,112 $    7,121,476
                                              ============== ==============
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                            $    1,332,500 $      928,790
  Accrued liabilities                                136,634        123,705
  Accrued payroll and benefits                       497,146        481,318
                                              -------------- --------------
    Total current liabilities                      1,966,280      1,533,813

Deferred rent                                        435,605        464,262
8% convertible debentures to related parties       1,012,500      1,012,500
8% convertible debentures                             75,000         75,000
                                              -------------- --------------
    Total liabilities                              3,489,385      3,085,575
                                              -------------- --------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --             --
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   9,761,129 and 9,713,099 shares issued and
   outstanding, respectively                          97,611         97,131
  Additional paid-in capital                     207,795,377    207,636,440
  Foreign currency translation adjustment             62,449         50,593
  Accumulated deficit                           (203,946,710)  (203,748,263)
                                              -------------- --------------
    Total stockholders' equity                     4,008,727      4,035,901
                                              -------------- --------------
    Total liabilities and stockholders'
     equity                                   $    7,498,112 $    7,121,476
                                              ============== ==============

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Operations
                                (Unaudited)

                                                 Three months ended
                                                    September 30,
                                               2011              2010
                                         ----------------  ----------------
Product sales, net                       $      2,733,125  $      2,253,922
Cost of sales                                   1,650,501         1,427,474
                                         ----------------  ----------------
      Gross margin                              1,082,624           826,448
Operating expenses:
  Selling, general and administrative             995,621         1,071,198
  New product development                         287,719           222,585
  Amortization of intangibles                       8,217             8,217
  Gain on sale of property and equipment               --              (540)
                                         ----------------  ----------------
      Total costs and expenses                  1,291,557         1,301,460
                                         ----------------  ----------------
      Operating loss                             (208,933)         (475,012)

Other income (expense):
  Interest expense                                (23,420)          (87,322)
  Interest expense - debt discount                     --          (209,666)
  Interest expense - debt costs                      (800)          (83,522)
  Other income (expense), net                      34,706             2,572
                                         ----------------  ----------------
  Total other income (expense), net                10,486          (377,938)
                                         ----------------  ----------------
    Net loss                             $       (198,447) $       (852,950)
                                         ================  ================
Loss per common share (basic and
 diluted)                                $          (0.02) $          (0.09)
                                         ================  ================
Number of shares used in per share
 calculation (basic and diluted)                9,746,107         9,011,214
                                         ================  ================

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                (unaudited)

                                                 Three Months ended
                                                    September 30,
                                         ----------------------------------
                                               2011              2010
                                         ----------------  ----------------
Cash flows from operating activities
Net loss                                 $       (198,447) $       (852,950)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
  Depreciation and amortization                   245,438           211,543
  Interest from amortization of debt
   discount                                            --           209,666
  Interest from amortization of debt
   costs                                              800            83,522
  Gain on sale of property and equipment               --              (540)
  Stock based compensation                         64,546            50,387
  Change in provision for doubtful
   accounts receivable                                 --             3,291
  Deferred rent                                   (28,657)          (23,537)
Changes in operating assets and
 liabilities:
  Trade accounts receivables                     (236,935)           36,797
  Other receivables                                30,943                --
  Inventories                                    (195,552)          (83,364)
  Prepaid expenses and other assets                 2,746           108,261
  Accounts payable and accrued
   liabilities                                    432,467           214,637
                                         ----------------  ----------------
    Net cash provided by (used in)
     operating activities                         117,349           (42,287)
                                         ----------------  ----------------
Cash flows from investing activities
  Purchase of property and equipment             (347,228)         (288,616)
  Proceeds from sale of equipment                      --               540
                                         ----------------  ----------------
    Net cash used in investing activities        (347,228)         (288,076)
                                         ----------------  ----------------
Cash flows from financing activities
  Proceeds from exercise of stock options              --             5,653
  Proceeds from sale of common stock from
   employee stock purchase plan                     7,871             4,888
  Deferred costs associated with equity
   financing                                      (25,000)               --
  Costs associated with conversion of
   debentures                                          --            (6,098)
  Exercise of warrants                                 --           231,659
                                         ----------------  ----------------
Net cash provided by (used in) financing
 activities                                       (17,129)          236,102
Effect of exchange rate on cash and cash
 equivalents                                       11,856           (22,840)
                                         ----------------  ----------------
Decrease in cash and cash equivalents            (235,152)         (117,101)
Cash and cash equivalents, beginning of
 period                                           928,900         1,464,351
                                         ----------------  ----------------
Cash and cash equivalents, end of period $        693,748  $      1,347,250
                                         ================  ================
Supplemental disclosure of cash flow
 information:
  Interest paid in cash                  $             --  $             80
  Income taxes paid                                 1,755               110
Supplemental disclosure of non-cash
 investing & financing activities:
  Convertible debentures converted into
   common stock                          $             --  $        732,500
  Accrued deferred costs associated with
   equity financing                      $         32,139  $             --
  Prepaid interest on convertible
   debentures through the issuance of
   common stock                          $         87,000  $             --

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                    Three months ended September 30, 2011
                                 (unaudited)

                                           Class A             Additional
                                        Common Stock            Paid-in
                                    Shares        Amount        Capital
                                 ------------ ------------- ---------------
Balance at June 30, 2011            9,713,099 $      97,131 $   207,636,440
Issuance of common stock for:
  Employee stock purchase plan          6,198            62           7,809
  Interest payment on convertible
   debentures                          41,832           418          86,582
Stock based compensation on stock
 options and restricted stock
 units                                     --            --          64,546
Net loss                                   --            --              --
Foreign currency translation
 adjustment                                --            --              --

 Comprehensive loss

                                 ------------ ------------- ---------------
Balance at September 30, 2011       9,761,129 $      97,611 $   207,795,377
                                 ============ ============= ===============

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                   Three months ended September 30, 2011
                                (unaudited)

                                    Foreign
                                    Currency                      Total
                                  Translation   Accumulated   Stockholders'
                                   Adjustment     Deficit         Equity
                                 ------------- -------------  -------------
Balance at June 30, 2011         $      50,593 $(203,748,263) $   4,035,901
Issuance of common stock for:
  Employee stock purchase plan              --            --          7,871
  Interest payment on convertible
   debentures                               --            --         87,000
Stock based compensation on stock
 options and restricted stock
 units                                      --            --         64,546
Net loss                                    --      (198,447)      (198,447)
Foreign currency translation
 adjustment                             11,856            --         11,856
                                                              -------------
 Comprehensive loss                                                (186,591)

                                 ------------- -------------  -------------
Balance at September 30, 2011    $      62,449 $(203,946,710) $   4,008,727
                                 ============= =============  =============

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com